Citigroup Global Markets Holdings Inc. Fully and Unconditionally Guaranteed by Citigroup Inc.

Term Sheet No. 2026-USNCH32002

Dated May 15, 2026 relating to
Preliminary Pricing Supplement No. 2026-USNCH32002

dated May 15, 2026

Registration Statement Nos. 333-293732 and 333-293732-02

Filed Pursuant to Rule 433

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of Apple Inc., the Nasdaq-100 Index® and the S&P 500® Index due May 31, 2030

Term Sheet to Preliminary Pricing Supplement No. 2026-USNCH32002 dated May 15, 2026

Summary of Terms

Issuer and Guarantor:	Citigroup Global Markets Holdings Inc. (issuer) and Citigroup Inc. (guarantor)
Underlyings:	Apple Inc., Nasdaq-100 Index® and S&P 500® Index (each an “underlying” and collectively the “underlyings”)
Pricing Date*:	May 28, 2026
Issue Date*:	June 2, 2026
Stated Principal Amount:	$1,000 per security
Automatic Call:	If the closing value of the lowest performing underlying on any call date (including the final calculation day) is greater than or equal to its starting value, the securities will be automatically called for redemption on the related call settlement date for an amount in cash per security equal to $1,000 plus the call premium applicable to that call date.
Call Dates* and Call Premiums:	The call premium applicable to each call date will be determined on the pricing date and will be at least the value indicated below.
Call Date	Call Premium (% of the stated principal amount)
June 2, 2027	13.60%
July 2, 2027	14.733%
August 2, 2027	15.867%
September 2, 2027	17.00%
October 4, 2027	18.133%
November 2, 2027	19.267%
December 2, 2027	20.40%
January 3, 2028	21.533%
February 2, 2028	22.667%
March 2, 2028	23.80%
April 3, 2028	24.933%
May 2, 2028	26.067%
June 2, 2028	27.20%
July 3, 2028	28.333%
August 2, 2028	29.467%
September 5, 2028	30.60%
October 2, 2028	31.733%
November 2, 2028	32.867%
December 4, 2028	34.00%
January 2, 2029	35.133%
February 2, 2029	36.267%
March 2, 2029	37.40%
April 2, 2029	38.533%
May 2, 2029	39.667%
June 4, 2029	40.80%
July 2, 2029	41.933%
August 2, 2029	43.067%
September 4, 2029	44.20%
October 2, 2029	45.333%
November 2, 2029	46.467%
December 3, 2029	47.60%
January 2, 2030	48.733%
February 4, 2030	49.867%
March 4, 2030	51.00%
April 2, 2030	52.133%
May 2, 2030	53.267%
May 28, 2030 (the “final calculation day”)	54.40%

Maturity Payment Amount (per security):

If the securities are not automatically called for redemption prior to or at maturity, and, accordingly, the ending value of the lowest performing underlying on the final calculation day is less than its starting value, you will receive a maturity payment amount for each $1,000 stated principal amount security you hold at maturity:

•    if the ending value of the lowest performing underlying on the final calculation day is greater than or equal to its threshold value: $1,000; or

•    if the ending value of the lowest performing underlying on the final calculation day is less than its threshold value: $1,000 × the performance factor of the lowest performing underlying on the final calculation day

Call Settlement Dates:	For any call date, the third business day after such call date, except that the call settlement date for the final calculation day shall be the maturity date.
Maturity Date*:	May 31, 2030
Lowest Performing Underlying:	For any call date, the underlying with the lowest performance factor determined as of that call date
Performance Factor:	For each underlying on any call date, its closing value on that call date divided by its starting value
Starting Value:	For each underlying, its closing value on the pricing date
Threshold Value:	For each underlying, 75% of its starting value
Ending Value:	For each underlying, its closing value on the final calculation day

Summary of Terms (continued)

Calculation Agent:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of Citigroup Global Markets Holdings Inc.
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 2.575%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of 2.00% and WFA may receive a distribution expense fee of 0.075%. In addition, CGMI will pay to one or more electronic platform providers a fee of $0.60 for each security sold in this offering where related selected dealers and/or custodians implement or utilize such providers.
CUSIP / ISIN:	17332YBK3 / US17332YBK38
United States Federal Tax Considerations:	See the preliminary pricing supplement.

Hypothetical Payout Profile***/****

***Assumes call premiums equal to the lowest possible call premiums that may be determined on the pricing date

**** Not all call dates are reflected; reflects only the first, thirteenth, twenty-fifth and final call dates for illustrative purposes only

Any positive return on the securities will be limited to the applicable call premium, even if the closing value of the lowest performing underlying on the applicable call date significantly exceeds its starting value. You will not participate in any appreciation of any underlying beyond the applicable call premium.

If the securities are not automatically called for redemption prior to or at maturity, and the ending value of the lowest performing underlying on the final calculation day is less than its threshold value, you will have full downside exposure to the decrease in the value of the lowest performing underlying from its starting value and you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity.

On the date of the related preliminary pricing supplement, Citigroup Global Markets Holdings Inc. expects that the estimated value of the securities on the pricing date will be at least $904.00 per security, which will be less than the public offering price. The estimated value of the securities is based on CGMI’s proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate. It is not an indication of actual profit to CGMI or other of Citigroup Global Markets Holdings Inc.’s affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement:

https://www.sec.gov/Archives/edgar/data/831001/000095010326007298/dp246773_424b2-us26g1251d.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENT

Summary Risk Factors

The risks set forth below are discussed in detail in the “Summary Risk Factors” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

•	You May Lose Some Or All Of Your Investment.

•	The Securities Do Not Pay Interest.

•	Your Potential Return On The Securities Is Limited.

•	Higher Call Premiums Are Associated With Greater Risk.

•	The Securities Are Subject To Heightened Risk Because They Have Multiple Underlyings.

•	The Securities Are Subject To The Risks Of Each Of The Underlyings And Will Be Negatively Affected If Any One Underlying Performs Poorly, Regardless Of The Performance Of Any Other Underlying.

•	You Will Not Benefit In Any Way From The Performance Of Any Better Performing Underlying.

•	You Will Be Subject To Risks Relating To The Relationship Between The Underlyings.

•	You May Not Be Adequately Compensated For Assuming The Downside Risk Of The Lowest Performing Underlying.

•	The Securities May Be Automatically Called For Redemption Prior To Maturity, Limiting The Term Of The Securities.

•	The Securities Offer Downside Exposure To The Lowest Performing Underlying, But No Upside Exposure To Any Underlying.

•	You Will Not Receive Dividends Or Have Any Other Rights With Respect To The Underlyings or the Securities Included In The Underlyings.

•	The Performance Of The Securities Will Depend On The Closing Values Of The Underlyings Solely On The Call Dates, Which Makes The Securities Particularly Sensitive To Volatility In The Closing Values Of The Underlyings On Or Near The Call Dates.

•	The Securities Are Subject To The Credit Risk Of Citigroup Global Markets Holdings Inc. And Citigroup Inc.

•	The Securities Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.

•	The Estimated Value Of The Securities On The Pricing Date, Based On CGMI’s Proprietary Pricing Models And Our Internal Funding Rate, Is Less Than The Public Offering Price.

•	The Estimated Value Of The Securities Was Determined For Us By Our Affiliate Using Proprietary Pricing Models.

•	The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Wells Fargo’s Determination Of The Secondary Market Rate With Respect To Us.

•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Any Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	The Value Of The Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors.

•	We Have Been Advised That, Immediately Following Issuance, Any Secondary Market Bid Price Provided By Wells Fargo, And The Value That Will Be Indicated On Any Brokerage Account Statements Prepared By Wells Fargo Or Its Affiliates, Will Reflect A Temporary Upward Adjustment.

•	Our Offering Of The Securities Is Not A Recommendation Of Any Underlying.

•	The Closing Value Of An Underlying May Be Adversely Affected By Our Or Our Affiliates’, Or By Wells Fargo And Its Affiliates’, Hedging And Other Trading Activities.

•	We And Our Affiliates And Wells Fargo And Its Affiliates May Have Economic Interests That Are Adverse To Yours As A Result Of Our And Their Respective Business Activities.

•	The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Securities.

•	Changes That Affect An Underlying Index May Affect The Value Of Your Securities.

•	The Securities Will Not Be Adjusted For All Events That Could Affect The Value Of The Shares Of The Underlying Stock.

•	If A Reorganization Event Occurs With Respect To The Underlying Stock, The Calculation Agent May Make Adjustments To The Terms Of The Securities That Adversely Affect Your Return On The Securities.

•	A Call Settlement Date Or The Stated Maturity Date May Be Postponed If A Call Date is Postponed.

•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed a registration statement (including a related preliminary pricing supplement, an accompanying product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. You should read the related preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus in that registration statement (File Nos. 333-293732 and 333-293732-02) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, you can request the related preliminary pricing supplement, accompanying product supplement, underlying supplement, prospectus supplement and prospectus by calling toll-free 1-800-831-9146.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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